EXHIBIT 107

Calculation of Filing Fee Tables

S-3

Post-Effective Amendment No. 1

(Form Type)

Cel-Sci Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Equity	Common Stock, Preferred Stock, Rights and Warrants	Rule 457(o)			$150,000,000	$92.70 per 1,000,000	$13,905
Fees Previously Paid
Carry Forward Securities
Total Offering Amounts						$150,000,000		$13,905
Total Fees Previously Paid								($13,905)
Total Fee Offsets								--
Net Fee Due								--

Table 2 – Fee offset claims and sources

N/A

Table 3 – Combined prospectuses

N/A